Exhibit 10.34

March 4, 2003

William E. Meyer

Dear Bill:

BroadVision, Inc. (“BroadVision” or “the Company”) is pleased to confirm its offer to you of the position of Executive Vice President and Chief Financial Officer within the Executive Team at BroadVision, with an effective start date of April 1, 2003 (the “Start Date”).  We are extremely pleased to have you join as a new BroadVision executive and look forward to the challenges and successes in our path.  We believe that your leadership, past successes and style demonstrated throughout the recruitment process will allow us to achieve new and far-reaching dimensions to our business and Worldwide Organization.  As Executive Vice President and Chief Financial Officer reporting directly to the Chief Executive Officer of the Company, you will lead the Worldwide Finance, Legal, Operations, and Information Systems organizations.

The following outlines the terms of our employment offer to you (the “Agreement”).

Compensation and Benefits

Your base salary will be $18,666.66 per month ($224,000.00 per year), paid on a semi-monthly basis and subject to standard payroll deductions and withholdings.  You will also be eligible for incentive bonuses up to a total of $90,000.00 per year (or 40% of base salary) (to be prorated for 2003 based on the Start Date), payable on a quarterly basis on the first payday following the close of each quarter, and subject to standard payroll deductions and withholdings.  Whether you shall receive any such incentive bonuses, and the amount of any such incentive bonuses, shall be determined by the Board of Directors in its sole discretion based upon its assessment of your performance and the Company’s performance.  If you are not employed at the time any bonus is reported to you in writing, you will not have earned the bonus and no partial or pro-rata bonus will be paid.

Although incentive bonuses are not ordinarily guaranteed, as a sign-on incentive, during the first four (4) quarters of your employment, the Company will guarantee you incentive bonus payments of $5,000 per quarter, to be paid on the first pay day following the close of each quarter.  You must be employed on the last day of the quarter to earn the bonus for that quarter.  Therefore, if your employment terminates for any reason before the end of a quarter,  you will not earn a partial or prorata bonus for that quarter.  These bonus amounts will be considered part of, not an addition to, your 2003 incentive bonus.

You will be eligible for salary and stock adjustments at the next Company annual compensation review, although no increases are assured.

You will be eligible for all standard BroadVision employee benefits (subject to the terms and conditions of those plans) which include: medical, dental, vision, and prescription package, short-term and long-term disability insurance, group life insurance, participation in our 401(k) Savings Plan, participation in the Employee Stock Purchase Plan (ESPP), and two weeks accrued vacation per year (your annual vacation accrual amount will change depending on your length of service), pursuant to the terms of these plans.  You are also entitled to take up to two (2) weeks of unpaid time off during the second quarter of 2003, to be taken at a mutually agreed upon time.

While BroadVision pays for the majority of your medical insurance, should you choose to participate in the plan, your current financial contribution will be approximately 10% of your monthly insurance premium, depending on your benefit selection.  Benefits start the first of the calendar month after the Start Date.

You should note that BroadVision reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

Stock Option

In addition to the above, the Company will recommend to the Board of Directors that you receive an option to purchase 240,000 shares of BroadVision common stock at a fair market value to be determined at the next meeting of the option committee (the “Option”).  The Option will be an incentive stock option to the extent permitted by law, with any remaining portion to be a nonstatutory stock option.  The Option will be subject to the following four year vesting schedule:  twenty-five percent (25%) of the shares subject to the Option will vest on the first anniversary of the Start Date and the balance of the shares subject to the Option will vest over the remaining three years on an equal monthly basis (2.083% of the original grant amount per month), subject to the condition that your “Continuous Service” (as defined in the applicable stock option plan) with the Company is not terminated or interrupted prior to each vesting date.  The Option will be governed in all respects by the terms and conditions of the applicable BroadVision stock option plan and stock option agreement between you and the Company.

Change of Control

The Compensation Committee and Board of Directors will cover you under the new Change of Control Severance Benefit Plan (“Change of Control Plan”) that is currently under review and pending approval.  A draft of the Change of Control Plan has been provided for your review and is attached hereto as Exhibit A.  The terms of this draft Change of Control Plan will apply to you, except that your Accelerated Vesting Percentage in the event of a Change in Control (as defined therein) will be fifty percent (50%).  If the terms included in the final approved Change in Control Plan are more favorable than those in the draft plan, you will receive the more favorable terms.

Involuntary Termination Without Cause

In the event your employment with BroadVision is terminated due to an Involuntary Termination Without Cause (as defined below), you will be eligible for a cash severance benefit (the “Severance Payment”) as follows:

If you have completed less than 3 full months of employment, then the Severance Payment will equal three (3) months of your base salary.

If you have completed more than 3 months of employment, then the Severance Payment will equal three (3) months of your base salary plus an additional one-half (0.5) month of your base salary for each additional full month of employment over three (3) months of employment; provided, however, that the Severance Payment shall not exceed an amount equal to nine (9) months of your base salary regardless of your length of service with the Company.

Your right to receive the Severance Payment is expressly conditioned upon your execution of a complete release of claims in favor of the Company, in a form acceptable to the Company.  Provided you sign such a release and allow it to become effective, you will receive the Severance Payment in a lump sum within ten (10) days after you sign the release and return it to the Company.  The Severance Payment will be subject to standard payroll deductions and withholdings.  If you are terminated with Cause, you will not receive any severance benefits.  Similarly, if you resign your employment, you will not be entitled to any severance benefits, except those benefits you may be entitled to under the Company’s Change of Control Plan.    Additionally, you will not be entitled to the Severance Payment if you are receiving severance benefits in connection with your termination under the Change of Control Plan.

For purposes of this Agreement, Involuntary Termination Without Cause shall mean your dismissal or discharge by the Company for reasons other than Cause.  For this purpose, “Cause” means the occurrence of any one or more of the following:  (i) your conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against BroadVision that results in (or might have reasonably resulted in) material harm to the business of BroadVision; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to BroadVision; (iv) your conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of BroadVision; and (v) persistent unsatisfactory performance of your job duties; provided, however, that the action or conduct described in clauses (iii), (iv) and (v) above will constitute “Cause” only if such action or conduct has not been cured by you following BroadVision’s written notice thereof and thirty (30) days to cure the same (unless such action or conduct cannot be cured).  It is agreed that both you and the Company will discuss, share and monitor any performance issues during this thirty-day window, if applicable.

Other Provisions

As a BroadVision employee, you will be required to sign an acknowledgment that you have read and understand the Company rules as described in the Company handbook and intend to abide by these rules and regulations.  You will be expected to sign and comply with BroadVision’s Proprietary Information and Inventions Agreement.  You will also be required to submit a Form I-9 and satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your employment begins.

In your work for BroadVision, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by BroadVision.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto BroadVision premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You shall receive indemnification as a Corporate Officer of BroadVision to the maximum extent extended to the other officers of BroadVision.  You will be required to enter into an indemnification agreement (“Indemnification Agreement”) with BroadVision, a standard form of which has been provided to you.  Under the terms of this Indemnification Agreement, BroadVision agrees to advance any expenses for which indemnification is available to the extent allowed by applicable law.  You agree to negotiate in good faith an execution of this Indemnification Agreement within five (5) days of your execution of this letter agreement.

You may terminate your employment with BroadVision at any time, with or without cause, simply by notifying BroadVision.  Likewise, BroadVision may terminate your employment at any time, with or without cause or advance notice.  BroadVision requests that in the event of your resignation, you provide notice of your resignation at least two (2) weeks in advance.

This Agreement, together with your stock option agreement(s), your Proprietary Information and Inventions Agreement, and your Indemnification Agreement, form the complete and exclusive statement of your employment agreement with BroadVision.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by a duly authorized officer of BroadVision.

Bill, thank you for your continued interest in BroadVision.  I look forward to your favorable reply and to a productive and exciting working relationship.

If you wish to accept employment at BroadVision under the terms set out above and the                      Exhibit, please sign and date this letter, and return it to our Human Resources department by March 5, 2003.

Sincerely,

Pehong Chen
President & Chief Executive Officer
Approved and Accepted by:
/s/ William E. Meyer
Signature	Date

Social Security Number